CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 53 to the Registration Statement (Form N-1A Nos. 33-9451 and 811-4870) of our report dated January 25, 2018 on the financial statements and financial highlights of General New York AMT-Free Municipal Money Market Fund (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 26, 2018